Exhibit 99.4
Consent of Director Nominee
Accelevation Holdings Corp. is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of shares of its common stock. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Accelevation Holdings Corp. in the Registration Statement,
as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

By:	/s/ Paul Donahue
Name:	Paul Donahue
Date:	September 2, 2026